EXHIBIT 10.1
Summary of  2007 Cash Bonus Plan
     All eligible employees, including executive officers, of the Company may receive performance-based compensation based upon the Company's achievement of certain goals, including achievement of specified adjusted non-GAAP operating income targets and net software license orders targets and/or based upon the achievement of specified individual objectives. The executive officers’ target bonuses range from 50% to 100% of their salary with a potential maximum bonus of up to two times their target bonus upon achievement of extremely aggressive results. The amount of the bonus pool that an individual employee is targeted to receive is based upon a percentage of the individual's base salary and varies by position. Awards under the 2007 Cash Bonus Plan will be accrued quarterly and paid semiannually.